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                                 EXHIBIT 10.23

[GRAPHIC - CW/GRAPE LOGO]  CANANDAIGUA WINE COMPANY
                           116 Buffalo Street
                           Canandaigua, New York 14424



May 21, 1996



Mr. Daniel C. Barnett
303 North Bloomfield Road
Canandaigua, NY  14424

Dear Dan:

Reference is made to the letter agreement pertaining to your employment with the Company, dated October 5, 1995 and signed by you on October 7, 1995 (the "Letter"). (A copy of the Letter is attached hereto.)

Inasmuch as Canandaigua Wine Company, Inc. (the "Company") and you desire to amend Sections 2 and 7 of the Letter, the Company and you hereby agree as follows:

     1. Section 2 of the Letter is hereby amended in its entirety to read as follows:

          "2. Upon your employment you will receive an option to purchase 40,000 shares of the Company's Class A Stock at the market price on the date of the grant, which shall be your first day of employment, unless we agree otherwise. The option shall contain terms similar to grants heretofore made to employees with a similar level of responsibility and as set forth in Section 7 hereof."

     2. Section 7 of the Letter is hereby amended in its entirety to read as follows:

          "7. In the event the Company (i) terminates your employment without cause, (ii) demotes you without cause resulting in your voluntary resignation from the Company's employment within 30 days thereof or (iii) materially diminishes your responsibilities without cause resulting in your resignation from the Company's employment within 30 days thereof, the Company shall provide you with severance compensation equal to your then current base

Mr. Daniel C. Barnett
May 21, 1996
Page -2-

               compensation (excluding bonus) for a period of twelve months. Furthermore, in the event that any one of the circumstances of
               (i), (ii) or (iii) of this Section shall occur, the terms of your stock option shall provide that to the extent such options have not become exercisable, they shall upon such event become exercisable, provided that such option shall have been held for at least six months from the date of grant."

The Company and you agree that except as set forth herein, the Letter remains unchanged and in full force and effect.


Please indicate your agreement with the terms and provisions set forth in this letter by signing below and returning this letter to me.

Very truly yours,

CANANDAIGUA WINE COMPANY, INC.

/s/ Robert Sands

Robert Sands
Executive Vice President

RS/sl
A1022DS


AGREED TO:


/s/ Daniel C. Barnett
- - ---------------------
Daniel C. Barnett


Date: 5/21/96
      ------------

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[GRAPHIC - CW/GRAPE LOGO]  CANANDAIGUA WINE COMPANY
                           116 Buffalo Street
                           Canandaigua, New York 14424


October 5, 1995



Mr. Daniel C. Barnett
316 Sea View Avenue
Piedmont, CA 94610

Dear Dan:

Canandaigua Wine Company, Inc. (the "Company") is pleased to offer you the position of Senior Vice President and President, Wine Division reporting to the President and Chief Executive Officer of the Company.

With regards to your compensation, the following describes the package:

1. Starting biweekly salary of $11,540.00 subject to all deductions required by law.

2. Upon your employment you will receive an option to purchase 40,000 shares of the Company's Class A Stock at the market price on the date of the grant which shall be your first day of employment. The option shall contain terms similar to grants heretofore made to employees with a similar level of responsibility and as set forth in Section 7 hereof.

3. You will be eligible for a discretionary bonus with a target of 45% of your annualized compensation and a maximum amount of 67.5% of your annualized compensation. The amount and specific terms of the bonus shall be determined by the President and Chief Executive Officer of the Company. Notwithstanding the foregoing, in no event, shall your bonus for this fiscal year constitute less than 22.5% of your annualized base salary specified in Section 1 hereof.

4. You will be eligible for three (3) weeks vacation during each calendar year until such time you are eligible for more vacation under our vacation policy as such policy is amended from time to time.

5. You will be eligible for your first performance and compensation review in November 1996.

6. Relocation expenses will be reimbursed as per the Company's most inclusive option under its relocation policy. In addition, the Company shall reimburse you for up to five round-trip visits of your wife and provide you with temporary housing during a period of up to twelve (12) months prior to your family's relocation to the Rochester, NY area. It is expected that you will relocate within this time frame.

7. In the event that the Company (i) terminates your  employment  without cause,
(ii) demotes you without cause resulting in your voluntary resignation from the Company's employment within 30
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Mr. Daniel C. Barnett
Page 2
October 5, 1995


days thereof or (iii) materially diminishes your responsibilities without cause resulting in your resignation from the Company's employment within 30 days thereof, the Company shall provide you with severance compensation equal to your then current base compensation (excluding bonus) for a period of twelve months. Furthermore, in the event that any one of the circumstances of (i), (ii) or
(iii) of this Section shall occur, the terms of your stock option agreement shall provide that to the extent such options have not become exercisable, they shall upon such event become exercisable.

8. This offer is further subject to the terms of the Canandaigua Wine Employment Application.

9. You will participate in all existing employee benefit plans as you become eligible per the terms of such plans as amended, added to or discontinued from time to time, such as health care, disability insurance, life insurance, profit sharing, 401K and stock purchase plan.

The start date for this position will be November 1, 1995.

Lastly, by executing this letter of agreement, you acknowledge and agree that your employment with Canandaigua Wine Company is at will meaning that it can be terminated by you or the Company, at any time, with or without cause. You further understand and agree that this letter of agreement constitutes the entire agreement of the parties; is governed by New York State Law; there is no other written or oral agreements of the parties and that this letter of agreement cannot be modified or amended, except in writing, executed by you and the President and Chief Executive Officer of the Company.

Dan, if you have additional questions regarding this offer, as well as any issues regarding your acceptance of this position, please call Al Kidd or me within the next few days. It is with pleasure we see you become a member of the Canandaigua Wine Company's Team. Sign below and return this letter in the enclosed envelope so we can expedite your employment process.

Sincerely,

CANANDAIGUA WINE COMPANY, INC.

/s/ Richard Sands

Richard Sands
President                               AGREED TO: /s/ Daniel C. Barnett
                                                   ----------------------
                                                      Daniel C. Barnett

                                        DATE: 10/7/95
RS/kjm                                        -------
BARNETT.SAM